ALLEGIANT TRAVEL COMPANY REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS
30th Consecutive Profitable Quarter
Fully Diluted Earnings per Share of $.87
16.7% Operating Margin, $36.5 million in EBITDA

Las Vegas, Nev., July 20, 2010 /PRNewswire/ – Allegiant Travel Company (NASDAQ: ALGT), parent company of Allegiant Air and Allegiant Vacations, today reported the following financial results for the second quarter 2010 and comparisons to prior year equivalents:

Unaudited	2Q10	2Q09	Change
Total operating revenue (millions)	$168.4	$148.0	13.8%
Operating income (millions)	$28.1	$37.8	(25.7)%
Operating margin	16.7%	25.5%	-8.8pp
EBITDA (millions)	$36.5	$45.1	(19.2)%
EBITDA margin	21.7%	30.5%	-8.8pp
Net income (millions)	$17.6	$23.9	(26.4)%
Diluted earnings per share	$0.87	$1.17	(25.6)%
Scheduled Service:
Average fare — scheduled service	$73.15	$65.16	12.3%
Average fare — ancillary air-related charges	$29.61	$28.36	4.4%
Average fare — ancillary third party products	$4.87	$3.91	24.5%

Average fare — total	$107.63	$97.43	10.5%
Total revenue per ASM (TRASM) (cents)	10.70	9.94	7.7%
Load factor	91.8%	90.8%	1.0pp
Total System*:
Operating expense per passenger	$90.96	$74.76	21.7%
Operating expense per passenger, excluding fuel	$50.61	$46.38	9.1%

*Total system includes scheduled service, fixed-fee contract and non-revenue flying

“We had another excellent quarter generating a 16.7% operating margin,” stated Maurice J. Gallagher, Jr., Chairman and CEO of Allegiant Travel Company. “This represents our 30th consecutive profitable quarter and 7th in a row with double digit operating and pre-tax margins. A critical component of our performance this quarter was the continued improvement in our unit revenues compared to the second quarter 2009. As you can see from the table above, all revenue metrics for scheduled service increased year over year, including both our average scheduled service and ancillary fares, TRASM and load factor.”

“Fuel expense has increased substantially year over year,” Gallagher continued, “Since Q2 last year, we have seen our scheduled service fuel cost per gallon increase $0.64 or 36% to $2.42. Sequentially, we saw a 4% increase from the first quarter 2010. Revenues, while up nicely year over year, did not keep pace with the rise in fuel prices which resulted in an operating margin below our 20% goal and down from our performance in the second quarter of 2009. At the moment, we see a stable revenue environment and the futures curve for jet fuel implies stable jet fuel prices through the back half of the year. As such, we will slow our planned growth and we now plan to operate 51 MD80 aircraft by year end, one more than we currently operate and one less than we had previously anticipated.”

“While we will be limiting our in service fleet growth for the remainder of the year, by the end of this quarter, we will have nine owned MD80’s in storage. These aircraft will fund our MD80 growth needs through 2011 and 2012. The MD80 continues to be a work horse for us and is our aircraft of choice for our growth in the lower 48. Our efforts on the 757 certification are progressing and we hope to be permitted to start service to Hawaii sometime in the first half of 2011. We are working closely with the FAA to obtain the necessary authorizations.”

“We placed our 50th aircraft in service in June, a milestone for the company. This represents a 16% increase from the second quarter 2009 or seven additional aircraft in the past year. Once again, our team members have been critical to our success. In the past nine years we have built a company with an enviable track record, providing service to smaller communities. Our low-fare, safe, reliable service has provided air service to millions of new travelers who prior to our offerings had limited access to the national transportation system.”

“Lastly, we were recently named the number one low cost carrier in the world for 2009 by Aviation Week. This award is based on our performance in a number of financial areas, including Earnings Performance, Financial Health and Liquidity. This award recognizes our efforts to generate top tier financial results from our operations and we are very proud to receive this recognition. Again, this award is a fitting tribute to the hard work and dedication of our people and the excellent service we provide to our customers,” concluded Gallagher.

Andrew C. Levy, President stated, “Our cost management was relatively good during this quarter. Our operating expense per passenger excluding fuel increased 9.1% to $50.61 due largely to a 5% increase in average stage length. The “other” cost category increased by almost 36% and is therefore worth highlighting. This category includes a variety of expenses, but if we remove expenses associated with non-recurring projects including our intended debt offering, 757 and large IT projects, the cost increase would be only 13.8%, consistent with our growth in revenue. Nonetheless, we will have ongoing investments the remainder of the year in our 757 effort as well as the changeover we are undergoing in IT. We will continue to be vigilant and focused on maintaining the very substantial cost advantage we enjoy as compared with other low cost carriers in the US marketplace.”

“We have spoken at length about the importance of growing our third party ancillary revenue segment which is truly a unique part of our business. This quarter saw the first concrete results stemming from these efforts. Our net revenues were $7.2 million, or almost 26% of our income before taxes, up almost 33% year over year. This increase was driven by a 28% increase in our gross revenues as well as an improvement in our gross margins to 27.7% from 26.7%. Our third party ancillary revenue per passenger increased to $4.87, up 24.5% and the highest it has been in any quarter since 4Q08.”

“We continue to strengthen our Las Vegas hotel franchise, but we are also seeing substantial growth in our merchant model hotel business in all of our other destinations, particularly Florida. We also are seeing meaningful increases in our transportation segment. We expect this momentum to continue and are very excited about the growth prospects of this business segment, especially after our automation projects are completed and our planned entrance into the Hawaii market next year.”

Supplemental Ancillary Revenue Information (unaudited)	2Q10	2Q09	Change
Gross ancillary revenue — third party products (000)	$25,859	$20,193	28.1%
Cost of goods sold (000)	($17,609)	($13,905)	26.6%
Transaction costs (a) (000)	($1,098)	($905)	21.3%

Ancillary revenue — third party products (000)	$7,152	$5,383	32.9%
As percent of gross	27.7%	26.7%	1.0pp
As percent of income before taxes	25.7%	14.3%	11.4pp

Ancillary revenue — third party products/scheduled passenger	$4.87	$3.91	24.5%

(a) includes credit card fees and travel agency commissions

Levy concluded, “While we are slowing down our planned growth for the second half of the year, especially during the 4th quarter, as you can see from the guidance, we will still grow at a brisk pace. However, it is worth noting that the majority of our growth is associated with the extension of our network into new routes as opposed to simply adding capacity in existing markets. Over the years, we have been able to expand our network very profitably by adding more small cities and connecting the dots between existing small city markets and destinations we already serve. We will be growing in both ways during the 4th quarter and new service announcements are forthcoming in the next few weeks.”

Scott Sheldon, Chief Financial Officer stated, “We ended the quarter with unrestricted cash and short-term investments of $185.4 million, down from $249.2 million at the end of the prior quarter while total debt outstanding, including capital leases, declined to $34.1 million from $39.4 million. We used our balance sheet for several opportunistic deals, including a previously disclosed agreement for access to hotel inventory with one of our key Las Vegas hotel partners. We also spent $19.3 million in capital expenditures to acquire six MD80 aircraft, spare engines and parts.”

“We continued to repurchase shares under our Board authorized share repurchase program. In the second quarter of 2010 we made open-market purchases of 197,046 shares at an average per-share price of $52.18 for total consideration of $10.3 million. We currently have a total of $11.9 million in unused stock repurchase authority remaining under our current Common Stock repurchase plan.”

“Due to our ability to generate strong cash flows from operations and in an effort to return additional value to shareholders, the company declared a cash dividend of $0.75 per share during the second quarter 2010 resulting in a cash payment of $14.9 million. We will continue to evaluate ways to give excess cash back to our shareholders while continuing to grow our business at a reasonable pace,” Sheldon concluded.

During the second quarter of 2010 we placed four owned 150-seat MD80 aircraft into service and we permanently retired one 130-seat MD87. Our 130-seat MD87 fleet, now numbering three, operates almost exclusively for our fixed-fee programs. By the end of the third quarter 2010, we expect to have an operating fleet of 51 MD80 aircraft (including our three remaining MD87 aircraft).

Allegiant Air announced four new routes to start in the third quarter, three to Long Beach, CA and one to Phoenix-Mesa. We expect to announce in the coming weeks several more routes which will start during the fourth quarter.

Network Summary*	6/30/10	6/30/09
	-
Major leisure destinations	6	6
Other leisure destinations	5	5
Small cities served	58	60

Total cities served	69	71
Routes to Las Vegas	40	41
Routes to Orlando	30	30
Routes to Tampa Bay/St. Petersburg	20	19
Routes to Phoenix-Mesa	21	15
Routes to Southern California (Los Angeles)	14	13
Routes to Ft. Lauderdale	5	7
Other routes	13	9

Total routes	143	134

• includes cities served seasonally

At this time, Allegiant Travel Company provides the following guidance to investors, subject to revision.

Guidance, subject to revision	2010
	Third quarter	Fourth quarter

System
Departure year-over-year growth	+11 – 13%	+9 - 11%
ASM year-over-year growth	+21 – 23%	+17 – 19%
Block hours/aircraft/day	6.2	5.6
Departures/aircraft/day	2.7	2.4
Scheduled
Departure year-over-year growth	+20 – 22%	+15 – 17%
ASM year-over-year growth	+23 – 25%	+18 – 20%

•	Third quarter fixed fee revenues expected to be down between 22 and 26 percent compared to third quarter 2009.

•	Third quarter 2010 operating expense per passenger, excluding fuel, to be between $52 and $54.

•	An operating fleet of 51 MD80 aircraft by the end of 2010.

•	2010 capital expenditures of approximately $115 million, including approximately $65 million expended in the first half of 2010.

At this time we have no fuel hedges in place.

Allegiant Travel Company will host a conference call with analysts at noon East Coast time tomorrow, July 21, 2010, to discuss its second quarter 2010 financial results. A live broadcast of the conference call will be available via the Company’s Investor Relations website homepage at http://ir.allegiant.com. The webcast will also be archived in the “Events & Presentations” section of the website.

About the Company
Las Vegas-based Allegiant Travel Company (NASDAQ: ALGT) is focused on linking travelers in small cities to major leisure destinations such as Las Vegas, Orlando, Fla., Tampa/St. Petersburg, Fla., Phoenix-Mesa, Los Angeles and Fort Lauderdale, Fla. Through its subsidiary, Allegiant Air, the Company operates a low-cost, high-efficiency, all-jet passenger airline offering air travel both on a stand-alone basis and bundled with hotel rooms, rental cars and other travel related services.  ALGT/G

Media Inquiries: Tyri Squyres +1-702-851-7370
mediarelations@allegiantair.com

Investor Inquiries: Chris Allen +1-702-851-7365
ir@allegiantair.com

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are only estimates or predictions based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include our statements regarding the air travel price environment, future fuel prices, industry prospects, future operating expense, ASM growth, departure growth, fleet growth, fleet utilization, fixed-fee revenues and expected capital expenditures, as well as other information concerning future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate”, “project”, “hope” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements generally may be found in our periodic reports filed with the Securities and Exchange Commission at www.sec.gov. These risk factors include, without limitation, the effect of the economic downturn on leisure travel, increases in fuel prices, terrorist attacks, risks inherent to airlines, demand for air services to our leisure destinations from the markets served by us, our ability to implement our growth strategy, possible unionization efforts, our dependence on our leisure destination markets, our ability to add, renew or replace gate leases, our competitive environment, problems with our aircraft, dependence on fixed fee customers, our reliance on our automated systems, economic and other conditions in markets in which we operate, governmental regulation, increases in maintenance costs and cyclical and seasonal fluctuations in our operating results.

Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Detailed financial information follows:

Allegiant Travel Company
Consolidated Statements of Income
Three Months Ended June 30, 2010 and 2009
(in thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Percent
	2010	2009	change
OPERATING REVENUE:
Scheduled service revenue	$107,452	$89,711	19.8
Ancillary revenue:
Air-related charges	43,501	39,046	11.4
Third party products	7,152	5,383	32.9

Total ancillary revenue	50,653	44,429	14.0
Fixed fee contract revenue	9,903	9,485	4.4
Other revenue	342	4,362	(92.2)

Total operating revenue	168,350	147,987	13.8

OPERATING EXPENSES:
Aircraft fuel	62,222	41,837	48.7
Salary and benefits	26,764	23,631	13.3
Station operations	15,493	13,866	11.7
Maintenance and repairs	14,669	12,765	14.9
Sales and marketing	4,118	4,394	(6.3)
Aircraft lease rentals	571	507	12.6
Depreciation and amortization	8,351	7,251	15.2
Other	8,081	5,952	35.8

Total operating expenses	140,269	110,203	27.3

OPERATING INCOME	28,081	37,784	(25.7)

As a percent of total operating revenue	16.7%	25.5%
OTHER EXPENSE (INCOME):
Loss (earnings) from unconsolidated affiliates, net	(33)	(91)	(63.7)
Interest income	(344)	(680)	(49.4)
Interest expense	655	1,017	(35.6)

Total other expense (income)	278	246	13.0

INCOME BEFORE INCOME TAXES	27,803	37,538	(25.9)

As a percent of total operating revenue	16.5%	25.4%
PROVISION FOR INCOME TAXES	10,241	13,686	(25.2)

NET INCOME	$17,562	$23,852	(26.4)

As a percent of total operating revenue	10.4%	16.1%
Earnings per share:
Basic	$0.89	$1.19	(25.2)
Diluted	$0.87	$1.17	(25.6)
Weighted average shares outstanding:
Basic	19,805	20,057	(1.3)
Diluted	20,170	20,344	(0.8)

Allegiant Travel Company
Operating Statistics
Three Months Ended June 30, 2010 and 2009
(Unaudited)

	Three months ended June 30,		Percent
	2010	2009	change*
OPERATING STATISTICS
Total system statistics
Passengers	1,542,110	1,474,146	4.6
Revenue passenger miles (RPMs) (thousands)	1,418,387	1,296,956	9.4
Available seat miles (ASMs) (thousands)	1,601,126	1,469,788	8.9
Load factor	88.6%	88.2%	0.4
Operating revenue per ASM (cents)	10.51	10.07	4.4
Operating expense per ASM (CASM) (cents)	8.76	7.50	16.8
Fuel expense per ASM (cents)	3.89	2.85	36.5
Operating CASM, excluding fuel (cents)	4.87	4.65	4.7
Operating expense per passenger	$90.96	$74.76	21.7
Fuel expense per passenger	$40.35	$28.38	42.2
Operating expense per passenger, excluding fuel	$50.61	$46.38	9.1
Departures	12,364	11,925	3.7
Block hours	28,619	26,544	7.8
Average stage length (miles)	869	828	5.0
Average number of operating aircraft during period	47.9	42.3	13.2
Total aircraft in service at period end	50	43	16.3
Average departures per aircraft per day	2.84	3.10	(8.4)
Average block hours per aircraft per day	6.6	6.9	(4.3)
Full-time equivalent employees at period end	1,639	1,485	10.4
Fuel gallons consumed (thousands)	27,315	25,194	8.4
Average fuel cost per gallon	$2.28	$1.66	37.3
Scheduled service statistics
Passengers	1,468,939	1,376,746	6.7
Revenue passenger miles (RPMs) (thousands)	1,356,693	1,226,282	10.6
Available seat miles (ASMs) (thousands)	1,477,455	1,349,958	9.4
Load factor	91.8%	90.8%	1.0
Departures	10,824	10,323	4.9
Average passengers per departure	136	133	2.3
Block hours	25,953	23,941	8.4
Yield (cents)	7.92	7.32	8.3
Scheduled service revenue per ASM (cents)	7.27	6.65	9.4
Total ancillary revenue per ASM (cents)	3.43	3.29	4.2
Total revenue per ASM (TRASM) (cents)	10.70	9.94	7.7
Average fare — scheduled service	$73.15	$65.16	12.3
Average fare — ancillary	$34.48	$32.27	6.9

Average fare — total	$107.63	$97.43	10.5
Average stage length (miles)	910	873	4.3
Fuel gallons consumed (thousands)	24,756	22,717	9.0
Average fuel cost per gallon	$2.42	$1.78	36.0
Percent of sales through website during period	88.3%	85.2%	3.1

* except load factor and percent of sales through website, which is percentage point change

Allegiant Travel Company
Consolidated Statements of Income
Six Months Ended June 30, 2010 and 2009
(in thousands, except per share amounts)
(Unaudited)

	Six months ended June 30,		Percent
	2010	2009	change
OPERATING REVENUE:
Scheduled service revenue	$217,886	$179,907	21.1
Ancillary revenue:
Air-related charges	86,151	75,547	14.0
Third party products	12,094	10,138	19.3

Total ancillary revenue	98,245	85,685	14.7
Fixed fee contract revenue	21,170	19,591	8.1
Other revenue	686	4,923	(86.1)

Total operating revenue	337,987	290,106	16.5

OPERATING EXPENSES:
Aircraft fuel	119,588	75,235	59.0
Salary and benefits	52,656	47,040	11.9
Station operations	31,175	26,999	15.5
Maintenance and repairs	27,439	23,897	14.8
Sales and marketing	9,201	8,861	3.8
Aircraft lease rentals	1,078	912	18.2
Depreciation and amortization	17,042	14,133	20.6
Other	15,482	10,767	43.8

Total operating expenses	273,661	207,844	31.7

OPERATING INCOME	64,326	82,262	(21.8)

As a percent of total operating revenue	19.0%	28.4%
OTHER EXPENSE (INCOME):
Loss (earnings) from unconsolidated affiliates, net	109	(84)	(229.8)
Interest income	(755)	(1,381)	(45.3)
Interest expense	1,404	2,118	(33.7)

Total other expense (income)	758	653	16.1

INCOME BEFORE INCOME TAXES	63,568	81,609	(22.1)

As a percent of total operating revenue	18.8%	28.1%
PROVISION FOR INCOME TAXES	23,406	29,595	(20.9)

NET INCOME	$40,162	$52,014	(22.8)

As a percent of total operating revenue	11.9%	17.9%
Earnings per share:
Basic	$2.03	$2.58	(21.3)
Diluted	$2.00	$2.54	(21.3)
Weighted average shares outstanding:
Basic	19,805	20,137	(1.7)
Diluted	20,118	20,452	(1.6)

Allegiant Travel Company
Operating Statistics
Six Months Ended June 30, 2010 and 2009
(Unaudited)

	Six months ended June 30,		Percent
	2010	2009	change*
OPERATING STATISTICS
Total system statistics
Passengers	2,979,569	2,768,754	7.6
Revenue passenger miles (RPMs) (thousands)	2,792,143	2,463,937	13.3
Available seat miles (ASMs) (thousands)	3,158,312	2,801,745	12.7
Load factor	88.4%	87.9%	0.5
Operating revenue per ASM (cents)	10.70	10.35	3.4
Operating expense per ASM (CASM) (cents)	8.66	7.42	16.7
Fuel expense per ASM (cents)	3.79	2.69	40.9
Operating CASM, excluding fuel (cents)	4.88	4.73	3.2
Operating expense per passenger	$91.85	$75.07	22.4
Fuel expense per passenger	$40.14	$27.17	47.7
Operating expense per passenger, excluding fuel	$51.71	$47.89	8.0
Departures	24,064	22,549	6.7
Block hours	56,863	50,952	11.6
Average stage length (miles)	882	835	5.6
Average number of operating aircraft during period	47.1	40.9	15.2
Total aircraft in service at period end	50	43	16.3
Average departures per aircraft per day	2.82	3.05	(7.5)
Average block hours per aircraft per day	6.7	6.9	(2.9)
Full-time equivalent employees at period end	1,639	1,485	10.4
Fuel gallons consumed (thousands)	53,718	47,977	12.0
Average fuel cost per gallon	$2.23	$1.57	42.0
Scheduled service statistics
Passengers	2,825,549	2,587,071	9.2
Revenue passenger miles (RPMs) (thousands)	2,664,659	2,328,751	14.4
Available seat miles (ASMs) (thousands)	2,904,001	2,564,789	13.2
Load factor	91.8%	90.8%	1.0
Departures	20,905	19,464	7.4
Average passengers per departure	135	133	1.5
Block hours	51,308	45,808	12.0
Yield (cents)	8.18	7.73	5.8
Scheduled service revenue per ASM (cents)	7.50	7.01	7.0
Total ancillary revenue per ASM (cents)	3.38	3.34	1.2
Total revenue per ASM (TRASM) (cents)	10.89	10.36	5.1
Average fare — scheduled service	$77.11	$69.54	10.9
Average fare — ancillary	$34.77	$33.12	5.0

Average fare — total	$111.88	$102.66	9.0
Average stage length (miles)	927	880	5.3
Fuel gallons consumed (thousands)	48,827	43,112	13.3
Average fuel cost per gallon	$2.36	$1.69	39.6
Percent of sales through website during period	88.3%	86.5%	2.1

* except load factor and percent of sales through website, which is percentage point change

Allegiant Travel Company
Non-GAAP Presentations
Quarters Ended June 30, 2010 and 2009
(Unaudited)

“EBITDA” represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to net income or operating income as indicators of our financial performance or to cash flow as a measure of liquidity. In addition, our calculation may not be comparable to other similarly titled measures of other companies. EBITDA is included as a supplemental disclosure because we believe it is a useful indicator of our operating performance. Further, EBITDA is a well-recognized performance measurement that is frequently used by securities analysts, investors and other interested parties in comparing the operating performance of companies. We believe EBITDA is useful in evaluating our operating performance compared to our competitors because its calculation generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary between periods and for different companies for reasons unrelated to overall operating performance. The following represents the reconciliation of EBITDA to net income for the periods indicated below.

The SEC has adopted rules (Regulation G) regulating the use of non-GAAP financial measures. Because of our use of non-GAAP financial measure EBITDA to supplement our consolidated financial statements presented on a GAAP basis, Regulation G requires us to include in this press release a presentation of the most directly comparable GAAP measure, which is net income, and a reconciliation of the non-GAAP measure to the most comparable GAAP measure.  Our utilization of a non-GAAP measurement is not meant to be considered in isolation or as a substitute for net income and other measures of financial performance prepared in accordance with GAAP. EBITDA is not a GAAP measurement and our use of it may not be comparable to similarly titled measures employed by other companies in the airline industry. The reconciliations to GAAP measures follow.

	Three months ended June 30,		Percent
(in thousands)	2010	2009	change
Net income	$17,562	$23,852	(26.4)
Plus (minus)
Interest income	(344)	(680)	(49.4)
Interest expense	655	1,017	(35.6)
Provision for income taxes	10,241	13,686	(25.2)
Depreciation and amortization	8,351	7,251	15.2

EBITDA	$36,465	$45,126	(19.2)